Exhibit 10.44

SELECTICA, INC.

SUMMARY OF BOARD CO-CHAIR COMPENSATION ARRANGEMENT

On August 1, 2008, the Board of Directors (the “Board”) of Selectica, Inc. (the “Company”) determined to compensate Jim Thanos and Brenda Zawatski, the Co-Chairs of the Board, at the rate of $250 per hour, subject to a maximum of eight hours per day, for time spent assisting the Company on operational matters beyond the time spent discharging their normal duties as directors of the Company.